EMPLOYMENT AGREEMENT
                              --------------------

       EMPLOYMENT AGREEMENT (this "Agreement"), dated as of April 1, 2002, by and between Varsity Brands, Inc., a Delaware corporation (the "Company"), and David Groelinger (the "Executive").

                               W I T N E S S E T H

       WHEREAS, the Executive served as Chief Financial Officer of the Company, from March 7, 1996 to August 17, 2001, and served as Executive Vice President of the Company, from August 17, 2001 to the date hereof, pursuant to the terms of an employment agreement dated as of March 7, 1996 and amended as of March 7, 1998, March 7, 1999, March 7, 2000 and August 17, 2001 (the "Original Employment Agreement");

       WHEREAS, the Original Employment Agreement has terminated in accordance with its terms, and parties desire to enter into this Agreement to set forth the terms and conditions of the employment relationship of the Executive with the Company.

       NOW, THEREFORE, the parties agree as follows:

1. EMPLOYMENT. The Company hereby employs the Executive, and the Executive hereby accepts employment with the Company upon the terms and subject to the conditions set forth herein.

2. TERM. This Agreement shall commence as of the date hereof and shall terminate pursuant to Section 11 (the "Term").

3. POSITION. During the Term, the Executive shall serve as Executive Vice President of the Company. At any time that the Executive is serving as an officer of the Company, the Company shall provide him with officer liability insurance and/or indemnification to the same extent provided to other officers of the Company for all occurrences while the Executive is or was an officer of the Company.

4. DUTIES AND REPORTING RELATIONSHIP. During the Term, the Executive shall use his skills and render services to the best of his abilities in supervising and conducting the tasks assigned by the Chief Executive Officer of the Company (the "CEO") as consistent with the responsibilities of a senior financial officer. The Executive shall report to, and be subject to supervision by, the CEO of the Company. The Executive shall perform services for the Company constituting at least 30 hours per week (or such other time as will render Executive eligible to participate in the Employee Benefits (as hereinafter defined). It is understood and agreed that the Executive has, or may have in the future, other business commitments (including, but not limited to, consulting arrangements and membership on one or more boards of directors), and that his services hereunder may be performed at flexible times so as not to interfere with such other commitments of the Executive to the extent such other commitments do not interfere with the Executive's

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duties or time commitment hereunder.

5. PLACE OF PERFORMANCE. The Company shall provide reasonable office space and services for the Executive in New York City, provided, however, that the Executive may, at his option, perform his duties at home rather than at such offices.

6.     [Intentionally Omitted]

7.     SALARY AND BONUSES.

       (a) BASE SALARY. The Executive's base salary (the "Base Salary") hereunder shall be $100,000 per annum, payable no less often than in monthly installments.

       (b) ANNUAL BONUS. The Executive shall be eligible to participate in bonus and profit sharing plans approved by the Board of Directors (the "Board"). Amounts (if any) payable pursuant to this Section 7(b) are referred to herein as an "Annual Bonus".

8. VACATION, HOLIDAYS AND SICK LEAVE. During the Term, the Executive shall be entitled to paid vacation, paid holidays and sick leave in accordance with the Company's standard policies for its senior executive officers, which policies shall provide the Executive with (a) benefits no less favorable than those provided to any other senior executive officer of the Company and (b) paid vacation at the rate of no fewer than four (4) weeks of paid vacation per year (pro rata to the amount of time actually worked by the Executive), unless otherwise agreed between the Executive and the Company.

9. BUSINESS EXPENSES. The Executive will be reimbursed for all ordinary and necessary business expenses incurred by him in connection with his employment upon timely submission by the Executive of receipts and other documentation as required by the Internal Revenue Code and in conformance with the Company's normal procedures.

10. PENSION AND WELFARE BENEFITS. During the Term, the Executive shall be eligible to participate fully in all health benefits, insurance programs, pension and retirement plans and other employee benefit and compensation arrangements (collectively, the "Employee Benefits") available to officers of the Company generally, which Employee Benefits shall provide the Executive with benefits no less favorable than those provided to any other senior executive officer of the Company.

11.    TERMINATION OF EMPLOYMENT.

       (a) GENERAL. The Executive's employment hereunder may be terminated without any breach of this Agreement only under the circumstances provided in this paragraph 11(a).

              (i)    DEATH OR DISABILITY.

                     (A)    The   Executive's    employment    hereunder   shall
automatically terminate upon the death of the Executive.

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                     (B)    If, as a result of the Executive's incapacity due to
physical or mental illness, the Executive shall have been absent from his duties with the Company for any six (6) months (whether or not consecutive) during any twelve (12) month period, the Company may terminate the Executive's employment hereunder for "Disability."

              (ii) TERMINATION BY THE COMPANY. The Company may terminate the Executive's employment hereunder (A) by giving sixty (60) days' written notice to the Executive or (B) due to either (1) the willful failure or refusal by the Executive to perform his duties hereunder (other than any such failure resulting from the Executive's incapacity due to physical or mental illness), which has not ceased within ten (10) days after a written demand for substantial performance is delivered to the Executive by the Board, which demand identifies the manner in which the Company believes that the Executive has not performed such duties, (2) the willful engaging by the Executive in misconduct involving breach of duty, theft or other acts of dishonesty (but not including bad business judgment) which is materially injurious to the Company, monetarily or otherwise (including, but not limited to, breach of his obligations under Section 15) or (3) the conviction of the Executive of a felony or misdemeanor involving moral turpitude.

              (iii) TERMINATION BY THE EXECUTIVE. The Executive may terminate his employment hereunder by giving thirty (30) days' written notice to the Company, specifying the date as of which such termination is to become effective.

       (b) NOTICE OF TERMINATION. Any purported termination of the Executive's employment by the Company or by the Executive shall be communicated by written Notice of Termination to the other party hereto in accordance with
Section 20. "Notice of Termination" shall mean a notice that shall indicate the specific termination provision in this Agreement relied upon and the Date of Termination.

       (c) DATE OF TERMINATION. "Date of Termination" shall mean (i) if the Executive's employment is terminated because of death, the date of the Executive's death; (ii) if the Executive's employment is terminated for Disability, the date Notice of Termination is given; (iii) if the Executive's employment is terminated pursuant to Sections 11(a)(ii) or (iii) hereof, the date specified in the Notice of Termination (which (x) in the case of a termination under Section 11(a)(ii)(B) shall not be less than ten (10) days from the date such Notice of Termination is given and (y) in the case of a termination not under Section 11(a)(ii)(B) shall not be less than thirty (30) days from the date such Notice of Termination is given).

12.    COMPENSATION DURING DISABILITY, UPON DEATH OR UPON TERMINATION.

       (a) During any period that the Executive fails to perform his duties hereunder as a result of incapacity due to physical or mental illness, the Executive shall continue to receive (i) his full Base Salary at the rate then in effect until his employment is terminated pursuant to Section 11(a)(i)(B) hereof and (ii) any unpaid amount of his Annual Bonus granted pursuant to
Section 7(b) above; provided, however, that the payments in clauses (i) and (ii) above shall be reduced by the sum of the amounts, if any, payable to the Executive with respect to such period under disability benefit plans of the Company or under the Social Security disability insurance

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


program, and which amounts were not previously applied to reduce any such payment.

       (b) If the Executive's employment is terminated due to his death or Disability, the Company shall pay any amounts due to the Executive under Section 7 through the Date of Termination (including any unpaid amount of his Annual Bonus granted pursuant to Section 7(b) above) in accordance with Section 14(b).

       (c) If the Executive's employment shall be terminated by the Company pursuant to Section 11(a)(ii)(B), the Company shall pay the Executive his full Base Salary through the Date of Termination at the rate in effect at the time Notice of Termination is given, and the Company shall have no further obligations to the Executive under this Agreement.

       (d)    If the  Executive  shall  terminate  his  employment  pursuant  to
Section 11(a)(iii), the Company shall pay the Executive (A) his full Base Salary through the Date of Termination at the rate in effect at the time Notice of Termination is given, (B) all other unpaid amounts, if any, to which the Executive is entitled as of the Date of Termination under any compensation plan or program of the Company, at the time such payments are due and (C) any unpaid amount of his Annual Bonus granted pursuant to Section 7(b) above.

       (e) If the Company shall terminate the Executive's employment pursuant to Section 11(a)(ii)(A), then:

              (i) the Company shall pay the Executive (A) his full Base Salary through the Date of Termination at the rate in effect at the time Notice of Termination is given, (B) all other unpaid amounts, if any, to which the Executive is entitled as of the Date of Termination under any compensation plan or program of the Company, at the time such payments are due and (C) any unpaid amount of his Annual Bonus granted pursuant to Section 7(b) above; and

              (ii) the Company shall (A) continue coverage for the Executive under the Company's life insurance, medical, health, disability and similar welfare benefit plans (or, if continued coverage is barred under such plans, the Company shall provide to the Executive substantially similar benefits) for six
(6) months subsequent to the Date of Termination, and (B) provide the benefits which the Executive would have been entitled to receive pursuant to any supplemental retirement plan maintained by the Company had his employment continued at the rate of compensation specified herein for the same period. Benefits otherwise receivable by the Executive pursuant to clause (A) of this
Section 12(e)(ii) shall be reduced to the extent comparable benefits are actually received by the Executive from a subsequent employer during the period during which the Company is required to provide such benefits, and the Executive shall report any such benefits actually received to the Company.

13.    REPRESENTATIONS.

       (a) The Company represents and warrants that this Agreement has been authorized by all necessary corporate action of the Company and is a valid and binding agreement of the Company enforceable against it in accordance with its terms.


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


       (b) The Executive represents and warrants that he is not a party to any agreement or instrument which would prevent him from entering into or performing his duties in any way under this Agreement.

14.    SUCCESSORS; BINDING AGREEMENT.

       (a)    The  Company  will  require  any  successor   (whether  direct  or
indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.

       (b) This Agreement is a personal contract and the rights and interests of the Executive hereunder may not be sold, transferred, assigned, pledged, encumbered, or hypothecated by him, except as otherwise expressly permitted by the provisions of this Agreement. This Agreement shall inure to the benefit of and be enforceable by the Executive and his personal or legal representatives, executors, administrators, successors, heirs, distributees, devisee and legatees. If the Executive should die while any amount would still be payable to him hereunder had the Executive continued to live, all such amounts, to the extent provided in Section 12(b), shall be paid in accordance with the terms of this Agreement to his devisee, legatee or other designee or, if there is no such designee, to his estate.

15. CONFIDENTIALITY. The Executive covenants and agrees that he will not at any time during and after the end of the Term, directly or indirectly, use for his own account, or disclose to any person, firm or corporation, other than authorized officers, directors and employees of the Company or its subsidiaries, Confidential Information (as hereinafter defined) of the Company. As used herein, "Confidential Information" of the Company means information of any kind, nature or description which is disclosed to or otherwise known to the Executive as a direct or indirect consequence of his association with the Company, which information is not generally known to the public or to the businesses in which the Company is engaged or which information relates to specific investment opportunities within the scope of the Company's business which were considered by the Executive or the Company during the term of this Agreement.

16. NONCOMPETITION. During his employment with the Company or any of its affiliates, and for a period of eighteen (18) months following the termination of his employment, the Executive shall not, directly or indirectly, in the Territory (defined below), enter into or engage generally in competition with the Company, or any of its subsidiaries or otherwise engage in any business in which the Company or its subsidiaries engages on the Date of Termination (collectively, the "Business"), whether as an individual on his own or as a partner or joint venturer, or as an employee, salesman, agent, officer, director, or shareholder of any business or for any person, or in any other capacity. The term "Territory" shall mean the states in which the Company or any of its subsidiaries currently engages in the Business or the states in which the Company or any of its subsidiaries engages in the Business during the Executive's employment with the Company or any of its affiliates.

17. NONSOLICITATION. During his employment with the Company or any of its affiliates, and for a


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


period of eighteen (18) months following the termination of his employment, the Executive shall not directly or indirectly, either on his own or otherwise, attempt to take away any of the customers of the Company or any of its subsidiaries in the Territory or induce or solicit any other employee of the Company or any of its subsidiaries to leave its employ.

18. ENTIRE AGREEMENT. This Agreement contains all the understandings between the parties hereto pertaining to the matters referred to herein, and supersedes all undertakings and agreements, whether oral or in writing, previously entered into by them with respect thereto. This Agreement does not supercede the Original Employment Agreement with respect to any matter contained therein. The Executive represents that, in executing this Agreement, he does not rely and has not relied upon any representation or statement not set forth herein made by the Company with regard to the subject matter, bases or effect of this Agreement or otherwise.

19. AMENDMENT OF MODIFICATION WAIVER. No provision of this Agreement may be amended or waived unless such amendment or waiver is agreed to in writing, signed by the Executive and by a duly authorized officer of the Company. No waiver by any party hereto of any breach by another party hereto of any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of a similar or dissimilar condition or provision at the same time, any prior time or any subsequent time.

20. NOTICES. Any notice to be given hereunder shall be in writing and shall be deemed given when delivered personally, sent by courier or telecopy or registered or certified mail, postage prepaid, return receipt requested, addressed to the party concerned at the address indicated below or to such other address as such party may subsequently give notice of hereunder in writing:

TO THE EXECUTIVE AT:

       130 Anchorage Drive
       Bridgeport, CT 06605

TO THE COMPANY AT:

       Varsity Brands, Inc.
       2525 Horizon Lake, Suite 1
       Memphis, Tennessee 38133
       Attn: President

Any notice delivered personally or by courier under this Section 20 shall be deemed given on the date delivered, and any notice sent by telecopy or registered or certified mail, postage prepaid, return receipt requested, shall be deemed given on the date telecopied or mailed.

21. SEVERABILITY. If any provision of this Agreement (including without limitation Sections 15, 16 and 17) or the application of any such provision to any party or circumstances shall be determined by any court of competent jurisdiction to be invalid and unenforceable to any extent, the remainder of this Agreement or the application of such provision to such person or circumstances other than those to which it is so determined to be invalid and unenforceable, shall not be affected thereby, and each provision hereof shall be validated and shall be enforced to the fullest extent permitted by law.

22. SURVIVORSHIP. The respective rights and obligations of the parties hereunder shall survive any termination of this Agreement to the extent necessary to the intended preservation of such rights and obligations.


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


Any notice delivered personally or by courier under this Section 20 shall be deemed given on the date delivered, and any notice sent by telecopy or registered or certified mail, postage prepaid, return receipt requested, shall be deemed given on the date telecopied or mailed.

21. SEVERABILITY. If any provision of this Agreement (including without limitation Sections 15, 16 and 17) or the application of any such provision to any party or circumstances shall be determined by any court of competent jurisdiction to be invalid and unenforceable to any extent, the remainder of this Agreement or the application of such provision to such person or circumstances other than those to which it is so determined to be invalid and unenforceable, shall not be affected thereby, and each provision hereof shall be validated and shall be enforced to the fullest extent permitted by law.

22. SURVIVORSHIP. The respective rights and obligations of the parties hereunder shall survive any termination of this Agreement to the extent necessary to the intended preservation of such rights and obligations.

23. GOVERNING LAW; SPECIFIC PERFORMANCE. This agreement will be governed by and construed in accordance with the laws of the State of New York, without regard to its conflicts of laws principles. The Executive acknowledges that a violation on his part of any of the covenants contained in Sections 15, 16 or 17 hereof would cause immeasurable and irreparable damage to Company. The Executive accordingly agrees and hereby grants his consent that, without limiting the remedies available to Company, any actual or threatened violation of such covenants may be enforced by injunctive relief or by other equitable remedies issue or ordered by any court of competent jurisdiction.

24. HEADINGS. All descriptive headings of sections and paragraphs in this Agreement are intended solely for convenience, and no provision of this Agreement is to be construed by reference to the heading of any section or paragraph.

25. WITHHOLDINGS. All payments to the Executive under this Agreement shall be reduced by all applicable withholding required by federal, state or local law.

26. COUNTERPARTS. This Agreement may be executed and delivered, including by facsimile, in one or more counterparts, each of which shall be deemed an original, but both of which together shall constitute one and the same instrument.

       IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

                                         VARSITY BRANDS, INC.

                                         By:
                                            ------------------------------------
                                            Name:
                                            Title:
                                         EXECUTIVE


                                         ---------------------------------------
                                         David Groelinger



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


       IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

                                         VARSITY BRANDS, INC.


                                         By: /s/ JEFFREY G. WEBB
                                            ------------------------------------
                                            Name:  Jeffrey G. Webb
                                            Title:
                                         EXECUTIVE

                                         /s/ DAVID GROELINGER
                                         ---------------------------------------
                                         David Groelinger


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